Exhibit 21.1

Subsidiaries

AKCM (Aust) Pty Ltd, an Australian corporation

AK Operations LLC, an Alaska limited liability company

AK Custom Mining LLC, an Alaska limited liability company*

Alaska Range Resources LLC, an Alaska limited liability company*

*AKCM (Aust) Pty Ltd is the immediate parent of AK Operations LLC and AK Custom Mining LLC

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